Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports third quarter 2018 financial results

•	Reported net sales of approximately $3.8 billion, up 1 percent versus the prior year and up 3 percent in constant currencies

•	Reported earnings per diluted share from continuing operations of $1.51

•	Adjusted earnings per diluted share from continuing operations of $1.45

•	Continued to implement higher selling prices and execute restructuring actions, which partially offset persistent raw material and elevating logistics cost inflation

•	Share repurchases of $250 million in the third quarter and $1.3 billion year to date

•	Fourth quarter cash deployment target of $1 billion for acquisitions and share repurchases

PITTSBURGH, October 18, 2018 - PPG (NYSE:PPG) today reported third quarter 2018 net sales of about $3.8 billion, up 1 percent versus the prior year. Net sales in constant currencies grew more than 3 percent year-over-year aided by higher selling prices of more than 2 percent. Sales volumes were flat versus the prior year in aggregate, with volume growth of about 2 percent offset by lower U.S. architectural coatings volumes due to previously announced customer assortment changes. Unfavorable foreign currency translation impacted net sales by more than 2 percent, or $83 million.

Third quarter 2018 net income from continuing operations was $368 million, or $1.51 per diluted share. Third quarter 2018 adjusted net income from continuing operations was $353 million, or $1.45 per diluted share. The reported and adjusted effective tax rates for the quarter were approximately 17.5 and 20.5 percent, respectively. Adjusted net income and the effective tax rate exclude certain items that are detailed in the reconciliation of the reported to adjusted figures table below.

Third quarter 2017 reported and adjusted net income from continuing operations was $393 million, or $1.52 per diluted share. The reported and adjusted effective tax rate for the quarter was about 24 percent.

“We delivered strong net sales growth in local currencies of more than 3 percent,” said Michael McGarry, PPG chairman and chief executive officer. “This growth was driven by higher selling prices and continued strong volume growth from several PPG business units, including aerospace and general industrial coatings. Our selling prices have improved for six consecutive quarters, and we have additional pricing actions underway. In addition, we continue to take aggressive steps to recover our operating margins, including acceleration of restructuring actions and disciplined cost management.

“As we look ahead, we expect normal business seasonality in the fourth quarter and anticipate overall global economic growth will remain positive. We experienced increasing industrial production volatility and inconsistency in emerging region growth rates as the third quarter progressed, and we expect that to continue. As a result of these economic trends, we expect generally consistent quarterly PPG sales trends sequentially in the fourth quarter. Our fourth quarter earnings per diluted share guidance remains in the range of $1.03 to $1.13,” McGarry said.

“Finally, we continued to deploy cash with nearly $1.3 billion of share repurchases during the first nine months of 2018, including approximately $250 million in the third quarter. Our acquisition pipeline remains active. We expect deployment on acquisitions and share repurchases in the fourth quarter to total approximately $1 billion, which will increase our balance sheet leverage while still providing financial flexibility heading into 2019. We remain focused on executing our strategy, which we believe will drive further shareholder value creation,” McGarry concluded.

Third Quarter 2018 Reportable Segment Financial Results

•
Performance Coatings segment third quarter net sales were approximately $2.3 billion, flat versus the prior year. Sales in constant currencies increased by more than 2 percent driven by higher selling prices, partly offset by slightly lower sales volumes. Unfavorable foreign currency translation lowered net sales by about $45 million, or about 2 percent.

Aerospace coatings sales volumes grew a low-teen-digit percentage due to continued strong customer demand for PPG products in each major region. Automotive refinish coatings organic sales declined by a mid-single-digit percentage stemming from a change in customer order patterns, as several U.S. and European customers have high inventory levels due to lower end-use market demand. Aggregate protective and marine coatings sales volumes increased by a mid-single-digit percentage, with positive contributions from both end-use markets.

Architectural coatings - Americas and Asia-Pacific organic sales declined a low-single-digit percentage year-over-year, with differences by channel and region. In the U.S. and Canada, same store sales in company-owned architectural stores grew by a high-single-digit percentage. Aggregate volumes in the national do-it-yourself (DIY) retail accounts and independent dealer channels declined significantly versus the prior year, driven by the unfavorable impact from the previously announced customer assortment changes in the U.S. architectural coatings business. Latin American architectural coatings sales volumes grew by a mid-single-digit percentage led by Mexico. Architectural coatings - EMEA sales volumes declined a low-single-digit percentage, in line with regional demand.

Segment income for the third quarter was $331 million, 9 percent lower than the third quarter 2017, including unfavorable foreign currency translation impact of about $5 million. Segment income decreased due to the impact from lower sales volumes and higher raw material and logistics costs, partially offset by improving selling prices and restructuring-related cost savings.

•
Industrial Coatings segment third quarter net sales were about $1.5 billion, up $42 million, or nearly 3 percent, versus the prior year. Year-over-year sales volumes increased by nearly 2 percent, and selling prices increased by more than 1 percent. Acquisition-related sales were approximately $30 million, an increase of about 2 percent compared to the prior year. Unfavorable foreign currency translation decreased sales by about $40 million, or about 3 percent.

Automotive original equipment manufacturer (OEM) coatings sales volumes were flat, slightly better than overall global automotive OEM industry builds. General industrial coatings sales volumes posted solid growth with above-market growth in Europe and Latin America. Packaging coatings sales volumes grew by a mid-single-digit percentage year-over-year, with above-industry growth rates stemming from continued customer adoption of new PPG technologies.

Segment income for the third quarter was $169 million, down $56 million, or 25 percent, year-over-year, including unfavorable foreign currency translation impact of about $5 million. Segment income was lower due to significant raw material and logistics cost inflation, which was partly offset by higher selling prices and the impact of increased sales volumes.

Third quarter corporate expenses decreased from the prior year due to lower incentive compensation expense and lower post-employment benefit costs. The full year adjusted effective tax rate on continuing operations is expected to be in the range of 23 to 24 percent.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.7 billion in 2017. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, October 18. The company will hold a conference call to review its third quarter 2018 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10124409 to register. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, October 18, beginning at approximately 4:30 p.m. ET, through November 1 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10124409. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, October 18, 2018, through October 17, 2019.

Forward-Looking Statements
Statements continued herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. Such factors also include risks related to the impact of the restatement disclosed in our amended 2017 Annual Report on Form 10-K/A, including the impact on PPG’s reputation and commercial contracts, our ability to successfully remediate the material weakness in our internal control over financial reporting disclosed in our amended Annual Report on Form 10-K/A within the time periods and in the manner currently anticipated, the effectiveness of our internal control over financial reporting, including the identification of additional control deficiencies and further expenditures related to our restatement. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K/A are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of October 18, 2018, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the Company’s operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for certain charges. PPG’s management considers this information useful in providing insight into the Company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share and the effective tax rate adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2018		Third Quarter 2017
	$	EPS	$	EPS
Reported net income from continuing operations, net of income tax (attributable to PPG)	$368	$1.51	$393	$1.52
Costs related to customer assortment change	3	0.01	—	—
Release of business restructuring reserves	(10)	(0.04)	—	—
Accelerated depreciation from restructuring actions	3	0.01	—	—
Accounting investigation costs	2	0.01	—	—
Tax benefit related to U.S. Tax Cuts and Jobs Act	(13)	(0.05)	—	—
Adjusted net income from continuing operations, excluding nonrecurring items	$353	$1.45	$393	$1.52

	Third Quarter 2018			Third Quarter 2017
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$451	$79	17.5%	$523	$124	23.7%
Costs related to customer assortment change	4	1	24.3%	—	—	—
Release of business restructuring reserves	(12)	(2)	16.9%	—	—	—
Accelerated depreciation from restructuring actions	4	1	23.3%	—	—	—
Accounting investigation costs	2	—	24.3%	—	—	—
Tax benefit related to U.S. Tax Cuts and Jobs Act	—	13	N/A	—	—	—
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$449	$92	20.5%	$523	$124	23.7%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
		As Restated		As Restated
Net sales	$3,817	$3,776	$11,729	$11,066
Cost of sales, exclusive of depreciation and amortization	2,253	2,104	6,813	6,089
Selling, general and administrative	867	894	2,718	2,645
Research and development - net	110	114	336	335
Depreciation	89	85	267	245
Amortization	33	32	103	95
Interest expense	31	27	88	78
Interest income	(6)	(5)	(18)	(13)
Business restructuring charge	(12)	—	71	—
Pension settlement charge	—	—	—	22
Other charges (income) - net	1	2	—	(58)
Income from continuing operations before income taxes	$451	$523	$1,351	$1,628
Income tax expense	79	124	270	391
Income from continuing operations, net of income taxes	$372	$399	$1,081	$1,237
Income from discontinued operations, net of income taxes	10	217	16	222
Net income attributable to the controlling and noncontrolling interests	$382	$616	$1,097	$1,459
Less: Net income attributable to noncontrolling interests	(4)	(6)	(14)	(16)
Net income (attributable to PPG)	$378	$610	$1,083	$1,443

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$368	$393	$1,067	$1,221
Income from discontinued operations, net of income tax	10	217	16	222
Net income (attributable to PPG)	$378	$610	$1,083	$1,443

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.52	$1.53	$4.34	$4.75
Income from discontinued operations, net of income tax	0.04	0.85	0.07	0.86
Net income (attributable to PPG)	$1.56	$2.38	$4.41	$5.61

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.51	$1.52	$4.32	$4.72
Income from discontinued operations, net of income tax	0.04	0.84	0.06	0.86
Net income (attributable to PPG)	$1.55	$2.36	$4.38	$5.58

Average shares outstanding	242.2	256.4	245.8	257.0

Average shares outstanding - assuming dilution	243.6	258.2	247.3	258.8

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2018	2017	2017
			As Restated
Current assets:
Cash and cash equivalents	$1,103	$1,436	$2,287
Short-term investments	57	55	41
Receivables - net	3,217	2,903	3,155
Inventories	1,962	1,730	1,805
Other	402	353	350
Total current assets	$6,741	$6,477	$7,638

Current liabilities:
Short-term debt and current portion of long-term debt	$15	$12	$616
Accounts payable and accrued liabilities	3,806	3,781	3,900
Restructuring reserves	112	102	107
Total current liabilities	$3,933	$3,895	$4,623

Long-term debt	$5,023	$4,134	$4,089

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2018	2017	2017
			As Restated
Operating Working Capital (a)	$2,593	$2,071	$2,414
As a percent of quarter sales, annualized	17.0%	14.1%	16.0%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
		As Restated		As Restated
Net sales
Performance Coatings	$2,289	$2,290	$6,947	$6,606
Industrial Coatings	1,528	1,486	4,782	4,460
Total	$3,817	$3,776	$11,729	$11,066

Segment income
Performance Coatings	$331	$365	$1,039	$1,054
Industrial Coatings	169	225	631	765
Total	$500	$590	$1,670	$1,819

Items not allocated to segments
Corporate	(26)	(46)	(92)	(134)
Interest expense, net of interest income	(25)	(22)	(70)	(65)
Legacy (Note A)	—	1	5	(4)
Business restructuring	12	—	(71)	—
Accelerated depreciation related to restructuring actions	(4)	—	(9)	—
Accounting investigation costs	(2)	—	(11)	—
Costs related to customer assortment change	(4)	—	(18)	—
Legacy legal settlements	—	—	(10)	18
Impairment of a non-manufacturing asset	—	—	(9)	—
Environmental remediation charges	—	—	(34)	—
Gain on sale of Mexican Plaka business	—	—	—	25
Transaction-related costs	—	—	—	(9)
Pension settlement charge	—	—	—	(22)
Income before income taxes	$451	$523	$1,351	$1,628

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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